Exhibit (r)(1)

CODE OF ETHICS POLICY

Purpose and Scope

The purpose of the Code of Ethics Policy (“the Policy”) is to implement a policy of strict compliance with the highest standards of ethical business conduct and the provisions of applicable federal securities laws, including rules and regulations promulgated by the SEC. This Policy provides guidance to all Company personnel regarding ethical business principles. The Policy designed to ensure compliance with legal requirements and the Company’s standard of business conduct. Employees shall read and understand the Policy and uphold the standards outlined herein in their day-to-day activities at the Company.

General Policy

This Policy does not address every possible situation that may arise. Consequently, every Employee is responsible for exercising good judgment, applying ethical principles, and bringing violations or potential violations of this Policy to the attention of the Chief Compliance Officer. Any questions regarding the Company’s policies and procedures should be referred to the Compliance Department. This Policy shall apply to each Employee of the Company. The Policy covers the following topics:

(i)	Insider Trading

(ii)	Personal Trading Policy

(iii)	Outside Business Activities and Private Securities Transactions

(iv)	Business Gifts and Entertainment

(v)	Political Contributions

The Company will distribute this Code of Ethics, and any amendments, to each Employee, and each Employee will be required to sign either electronically or in writing an acknowledgement, indicating that they have received a copy of the Code of Ethics and will comply with its provisions. Acknowledgements required under the Code of Ethics may be submitted in written or electronic format containing substantially the same information included on the form.

Standards of Conduct

Compliance with Governing Laws, Regulations and Procedures

The Company and its Employees shall comply with all applicable federal and state laws and regulations.

(i)	Employees shall comply with all procedures and guidelines established by the Company to ensure compliance with applicable federal and state laws and regulations. No Employee shall knowingly participate in, assist, or condone any act of violation of any statute or regulation governing the Company or any act that would violate any provision of this Policy.

(ii)	Employees shall have and maintain knowledge of and shall comply with the provisions of the Policy.

(iii)	Employees having knowledge of violations of this Policy shall immediately report such violations to the Chief Compliance Officer.

Individual Standards of Conduct

The following general principles guide the individual conduct of each Employee:

(i)	Employees will not take any action that will violate any applicable laws or regulations, including all federal securities laws.

(ii)	Employees will adhere to the highest standards of ethical conduct.

(iii)	Employees will maintain the confidentiality of all information obtained in the course of employment with the Company.

(iv)	Employees will bring any issues reasonably believed to place the Company at risk to the attention of the Chief Compliance Officer.

(v)	Employees will not abuse or misappropriate the Company’s or any Client’s assets or use them for personal gain.

(vi)	Employees will disclose any activities that may create an actual or potential conflict of interest between the Employee, the Company and/or any Client.

(vii)	Employees will deal fairly with Clients and other Employees and will not abuse the Employee’s position of trust and responsibility with Clients or take inappropriate advantage of his or her position with the Company.

(viii)	Employees will comply with this Code of Ethics.

Ethical Business Practices

It is the policy of the Company that any violation of applicable laws, regulations or this Policy shall be immediately reported to the Chief Compliance Officer. If an Employee, in good faith, raises an issue regarding a possible violation of law, regulation or Company policy or any suspected illegal or unethical behavior he or she will be protected from retaliation.

Falsification or Alteration of Records

Falsifying or altering records or reports, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities, or knowingly approving such conduct is prohibited. Examples of prohibited financial or accounting practices include:

(i)	Making false or inaccurate entries or statements in any Company or Client books, records, or reports that intentionally hide or misrepresent the true nature of a transaction or activity;

(ii)	Manipulating books, records, or reports for personal gain;

(iii)	Failing to maintain books and records that completely, accurately, and timely reflect all business transactions;

(iv)	Maintaining any undisclosed or unrecorded Company or Client funds or assets;

(v)	Using funds for a purpose other than the described purpose; and

(vi)	Making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction.

Competition and Fair Dealing

The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each Employee should endeavor to respect the rights of and deal fairly with the Clients, vendors, service providers, suppliers, and competitors. No Employee should, in connection with any Company business, take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. Employees should not falsely disparage or make unfair negative comments about its competitors or their products and services. Negative public statements concerning the conduct or performance of any former Employee of the Company should also be avoided.

Privacy of Personal Information

The Company will acquire and retain only personal information that is required for the effective operation of the business of the Company or that is required by law in the jurisdictions in which the Company operates. Access to such information will be restricted internally to those with a legitimate need to know. Employee communications transmitted by the Company’s systems are not considered private.

Online Blogging and Communication with Media

Without the express advance approval of the Chief Compliance Officer or the Compliance Department, Employees are prohibited from posting their opinions regarding an investment, issuer, investment strategy, market conditions, government financial actions, and any and all other such opinions as may appear to impart a financial opinion on any corporate, personal, or financial blogging website.

Spreading of False Rumors

The Company prohibits Employees from spreading Rumors (as hereinafter defined) directly or indirectly regarding the financial condition of any company. For purposes of the Code of Ethics, a “Rumor” shall be defined to include any statement which, at the time of making, the Employee knew, or should have known, was false, misleading, or otherwise untrue or deceptive. This includes any statement in which the Employee omits a fact or set of facts, which if disclosed would change the nature of the statement, and which by being omitted results in the statement being false, misleading or otherwise untrue and deceptive. The Company prohibits the dissemination of Rumors verbally, electronically, or in writing.

Protection of Confidential Information

Information generated in the Company is a valuable Company asset. Protecting this information plays a vital role in the Company’s continued growth and ability to compete. Such information includes among other things, technical information such as computer programs and databases, business information such as the Company’s objectives and strategies, trade secrets, processes, analysis, charts, drawings, reports, sales, earnings, forecasts, relationships with Clients, marketing strategies, training materials, Employee compensation and records, and other information of a similar nature. Employees must maintain the confidentiality of the Company’s proprietary and confidential information and must not use or disclose such information without the express consent of an officer of the Company or when legally mandated.

Confidentiality of Investor Information

As a registered investment adviser, we have particular responsibilities for safeguarding our investors’ information and the proprietary information of the Company. Employees should be mindful of this obligation when using the telephone, fax, electronic mail, and other electronic means of storing and transmitting information. Employees should not discuss confidential information in public areas, read confidential documents in public places, or leave or discard confidential documents where they can be retrieved by others.

Information concerning the identity of investors and their transactions and accounts is confidential. Such information may not be disclosed to persons within the Company except as they may need to know it in order to fulfill their responsibilities to the Company. You may not disclose such information to anyone or any firm outside the Company unless (i) the outside firm requires the information in order to perform services for the Company and is bound to maintain its confidentiality; (ii) when the Client has consented or been given an opportunity to request that the information not be shared; (iii) as required by law; or (iv) as authorized by the Chief Compliance Officer. In addition, Regulation S-AM (“Reg S-AM”) prohibits a registered investment adviser from using information about an individual consumer that has been obtained from an affiliated entity for marketing purposes unless the information sharing practices have been disclosed and the consumer has not opted out. The Company should not use information about individuals that was obtained from affiliates for any marketing purposes and the should not provide information about individuals to any of its affiliates for any marketing purposes.

Information regarding investor orders must not be used in any way to influence trades in personal accounts or in the accounts of other Clients. Intentionally trading ahead of a Client’s order with the purpose of benefiting on the trade as a result of the Client’s follow-on trade is known as “frontrunning” and is prohibited. Similarly, intentionally following a Client’s order with Employee trading activity for a similar purpose is known as “piggybacking” or “shadowing” and is likewise prohibited. Certain six-month short-swing transactions (e.g., a sale and a purchase, or a purchase and a sale, occurring within a six-month period) are also prohibited. If you reasonably believe improper trading in personal or Client accounts has occurred, you must report such conduct to the Chief Compliance Officer.

Additionally, Employees are prohibited from buying or selling an option while in possession of non-public information concerning a block transaction in the underlying stock, or buying or selling an underlying security while in possession of non-public information concerning a block transaction in an option covering that security (the “inter-market front running”), for an account in which the Company or such Employee has an interest or with respect to which the Company or such Employee exercises investment discretion. This prohibition extends to trading in stock index options and stock index futures while in possession of non-public information concerning a block transaction in a component stock of an index. A “block transaction” means a transaction involving 10,000 shares or more of an underlying security or options covering 10,000 shares or more of such security. In the case of a thinly traded security, fewer than 10,000 shares may constitute a block transaction.

Prohibition Against Insider Trading

General

The Company forbids any Employee from trading, either personally or on behalf of others, including registered investment companies, private investment funds and private accounts advised by the Company, on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The Company’s policy extends to activities within and outside each person’s duties at the Company.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(i)	Trading by an insider while in possession of material non-public information;

(ii)	Trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

(iii)	Communicating material non-public information to others.

Insider Trading

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If Employees have any questions, they should consult the Chief Compliance Officer.

Who is an Insider?

The concept of who is an “insider” is broad. It includes generally officers, directors and Employees of a company. In addition, a person can become a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and certain Employees of such organizations. In addition, although it is unlikely to occur in the normal conduct of its business, the Company or an Employee could become a temporary insider of a company it advises or for which it performs other services. According to the U.S. Supreme Court, the company must expect an outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” is defined generally as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a Company’s securities. Information that should be considered material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation problems, antitrust charges, labor disputes, pending large commercial or government contracts, major new products or services, significant shifts in operating or financial circumstances (such as major write-offs and strikes at major plants) and extraordinary management developments (such as key personnel changes).

What is Non-Public Information?

Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

(i)	civil injunctions;

(ii)	disgorgement of profits;

(iii)	jail sentences;

(iv)	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

(v)	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, violations can be expected to result in serious sanctions by the Company, detailed in the Sanction Provisions section in this Policy, potentially including dismissal of the person(s) involved.

Procedures to Detect and Prevent Insider Trading

The following procedures have been established to aid Employees in avoiding insider trading, and to aid the Company in preventing, detecting and imposing sanctions against individuals for insider trading. Each Employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

Identifying Inside Information

Before trading for yourself or others, including any Client Account, in the securities of a Company about which you may have potential inside information, ask yourself the following questions:

(i)	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if disclosed?

(ii)	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by appearing in publications of general circulation? Is the information already available to a significant number of other traders in the market?

If after consideration of the foregoing you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

(i)	Report the matter immediately to the Chief Compliance Officer.

(ii)	Do not purchase or sell the securities on behalf of yourself or others, including any Client Account.

(iii)	Do not communicate the information within or outside of the Company other than to the Chief Compliance Officer.

Client Account Trading

In connection with Company investments, certain Employees may gain access to material, non-public information relating to the applicable borrower or issuer. In such cases, the applicable borrower or issuer will be placed on the Company’s Restricted List discussed below. In addition, in connection with investments, the Company will often enter into a confidentiality agreement relating to information that it may receive. It is the Company’s general policy that all companies who are the subject of a confidentiality agreement will be placed on the Company’s Restricted List.

Prior to a confidentiality agreement being executed and an issuer being placed on the internal Company restricted list, an email should be circulated by the investment professional or his/her designee to an internal restricted list, which comprises members of investments, notifying his/her intention to become restricted in an issuer. This notification will provide members of the firm time to opine or reject the execution of the confidentiality agreement. After a period of 24 hours has passed and if there are no objections received, the issuer will be placed on the Company’s restricted list. Each proposed confidentiality agreement shall be emailed to the Company’s Legal department for review, prior to execution.

Restricting Access to Material Non-Public Information

Information in your possession that you identify as material and non-public may not be communicated to anyone, including any person within the Company other than those persons who need to know such information in order to perform their job responsibilities at the Company. In addition, care should be taken to keep the information secure. For example, memos, reports, correspondence or files containing the information should be restricted.

Resolving Insider Trading Issues

If, after consideration of the provisions of this Code of Ethics, you have questions as to whether information is material or non-public, the propriety of any action, or about the foregoing procedures, please contact the Legal/Compliance Department to discuss your questions before trading or communicating the information to anyone.

Restricted Lists

Prior to voluntarily receiving any private-side or otherwise non-public information regarding any issuer (regardless of whether it is currently owned by the Company or any Client Account, but particularly if the Company is analyzing or recommending securities for Client transactions) in any form (oral, written, electronic, etc.) or in any manner (by conversation, by accessing private-side information on intralinks/syndtrak/debt domain, by fax, by e-mail, by confidentiality agreement, etc.), Employees should email restrictedlist@hcmlp.com requesting permission for the issuer to become restricted. This email is intended to put all relevant parties on notice of the potential restriction. Please include in your email the issuer name and whether or not the issuer has public securities. Also please indicate the anticipated length of the restriction (Note: for confidentiality agreements, this period is assumed to be the term of the agreement, absent CCO approval of a shorter period). Each analyst is responsible for notifying the Compliance Department immediately when the name of an issuer he or she monitors changes.

After receipt of the email notification, recipients of the restricted list request are generally provided 24 hours to object to the request to become restricted. If an objection is received, the relevant portfolio managers and other Employees should discuss the matter with Compliance to determine whether we will proceed with receiving the private information and become restricted.

Notwithstanding anything in this policy to the contrary, if an Employee of the Company receives or otherwise is in possession of material, non-public information with respect to an issuer, there is no applicable waiting period and the Employee receiving the information must immediately notify the Compliance Department via restrictedlist@hcmlp.com to immediately add the issuer to the Restricted List. Specific instances where an issuer must immediately be added to the Company’s Restricted List include, but are not limited to, the following:

•	In the event Highland has a representative or observer on the Board of Directors of an issuer, the employee appointed or the portfolio manager responsible for the issuer must also immediately submit a Restricted List request for such issuer.

•	In the event any Highland personnel becomes aware that any Highland portfolio company in respect of which Highland has a board designee or observer rights is entering into or has entered into a confidentiality or non-disclosure agreement with respect to a M&A transaction, the counterparties (e.g., the acquiring, merging or target company) should be immediately placed on the Restricted List.

Any questions regarding whether we are in possession of material non-public information or whether we need to add an issuer to the Restricted List must be brought to the immediate attention of the CCO for a determination. The CCO may, but is not required to, consult legal counsel for further guidance in making such a determination.

Exceptions to this policy can only be granted with express Compliance Approval upon a showing that none of the information in the possession of the Company constitutes material non-public information. The Compliance Department also has discretion to place an issuer on the Restricted List even though no Employee has or is expected to receive any material, non-public information about the issuer. Such action may be taken for the purpose of avoiding any appearance of the misuse of material, non-public information. When an issuer is placed on the Restricted List, all Employees are prohibited from personal trading in securities of those issuers. In addition, no trades in Client Accounts may be made in securities of an issuer on the Restricted List until the Compliance Department makes a determination as provided below.

In the event that the Company desires to engage in a securities transaction relating to an issuer that is listed on the Restricted List, the Chief Compliance Officer will consider all relevant factors, which may include: (i) whether the proposed transaction involves a security, (ii) the circumstances surrounding the placement of such issuer on the Restricted List, (iii) the extent to which any Employee may have material, non-public information, (iv) whether the counterparty to the transaction has access to the same information, and (v) whether the counterparty is entering into customary “big-boy”/non-reliance representations. The Chief Compliance Officer will then determine whether such factors prevent the Company from engaging in such security transaction. All such determinations will be made on a case-by-case basis and may be made in conjunction with advice from internal and/or external legal counsel. The Legal/Compliance Department may condition its determination on the Portfolio Manager providing a certification affirming that, as of such trade date, he or she does not possess any material, non-public information relating to such issuer. In addition, in certain circumstances the Chief Compliance Officer may authorize one or more groups to trade while the firm is in possession of material nonpublic information, subject to appropriate ethical walls determined by the Chief Compliance Officer following consultation with any internal and/or external legal counsel that the Chief Compliance Officer may deem appropriate, being imposed that insulate the authorized groups from the information otherwise in possession of the firm.

All confidentiality or non-disclosure agreements must be reviewed by a member of the Company’s legal department prior to execution.

There are two processes to remove an issuer from the Restricted List:

•	Process A: Restricted List Expiration

•	Five days prior to the issuer’s expiration date a computer generated email reminder will be sent to the Portfolio Managers listed on the Restricted List as well as to the Compliance Department.

•	The issuer will be removed from the Restricted List upon the expiration date if the Portfolio Managers affirmatively indicate to the Compliance Department that the issuer should be removed.

•	Process B: Removal Prior to Expiration

•	For removals that are prior to the Restricted List expiration date, send an email to the Compliance Department confirming the basis for why we no longer have material non-public information.

•	Compliance will only remove a particular issuer from the Restricted List with Chief Compliance Officer approval following review of the relevant facts and circumstances, as described above.

The only persons who are authorized to remove issuers from the Restricted List are members of the Compliance Department.

Personal Trading Policy

Policy Overview

The purpose of this policy regarding employee personal trading is to ensure that employee’s personal trading activity complies with applicable laws and regulations, and is carried out in a manner consistent with Company policy. The Company has an obligation to monitor employee personal trading to ensure that all trades meet the requirements set forth in this policy and that all personal trading transactions must avoid even the appearance of a conflict of interest. (For additional information regarding the Personal Trading Policy, including the list of approved brokerage firms, please see Employee Trading Policy).

General Principles

The following general principles should guide the individual trading activities of Employees:

1.	Employees may only trade Reportable Securities during the permitted trading windows discussed under “Blackout Periods for Reportable Securities” below, provided that up to 40 ETF trades may be completed each year at any time and, provided further that the Chief Compliance Officer may permit additional trades on a case-by-case basis.

2.	Employees may not trade in the securities of an issuer in which any portfolio or fund managed by the Company has an interest in any part of the capital structure, (other than securities of issuers with respect to which the Company may be deemed to have an interest solely as a result of such securities being held in a retail client that is managed by a third party sub-advisor). Notwithstanding the foregoing, the Chief Compliance Officer may approve exceptions to this limitation upon showing of need such as (in the case of a sale by an employee where the Company is long the security in an account) or a showing of alignment of interests (such as where the employee wishes to buy a security that the company is long) provided that the investment does not violate any legal, regulatory, or contractual restriction. Issuers held by Company-advised ETFs which track an underlying index are excluded for this purpose and may be traded by employees assuming all other factors are met.

3.	Executions of Employee account orders are subject to completion of Client orders (See, Restrictions on Personal Trading Activity below).

4.	The Company reserves the right to cancel any Employee’s transaction. If a transaction is canceled, the Employee will bear the risk of loss and the Company (or a designated charity) will retain any profit associated with such cancellation.

5.	Any breach of this policy may result in disciplinary action, up to and including termination of employment (See, Sanction Provisions for a detailed list of sanctions relating to violations of the Company’s Code of Ethics Policy).

Pre-Clearance Required for Reportable Securities: PTS

Employees are required to pre-clear all acquisitions or dispositions of Reportable Securities. Pre-clearance approval is good for the day on which it is obtained. Receiving pre-clearance approval for a specific trade does not oblige the employee to place the trade. Limit orders expiring at the end of a trading day are permissible; “good until canceled” orders are not.

Pre-Clearance Procedures

To monitor, record, and report the personal trading activities of Employees, the Company uses the Financial Tracking Personal Trading System (“PTS”). Each Employee is provided a username and password to the online PTS. Pre-clearance must be obtained by submitting a pre-clearance request using the PTS. PTS will generate an “approval” or “denial” of the pre-clearance. PTS maintains a record of all pre-clearance requests submitted and their approval status, which can be viewed by both Compliance and Employees. The Chief Compliance Officer monitors all transactions made by all Employees in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Policy.

Employees requiring pre-clearance of personal securities transactions while out of the office can email compliance@highlandcapital.com.

Transaction activity in proprietary accounts of the Company and its affiliates does not require preclearance pursuant to these policies.

Advance trade clearance in no way waives or absolves any Employees of the obligation to abide by the provisions, principles and objectives of this Policy.

Reportable Securities

For the purpose of this Code of Ethics, Reportable Securities are exchange traded funds (“ETFs”), closed-end funds, notes and financial derivatives, and, except as provided below, all public or private securities. However, ETFs and options on ETFs are not required to be pre-cleared.

The following instruments are not considered Reportable Securities: shares issued by open-end funds (mutual funds), other than funds advised by the Company or its affiliates, direct obligations of the Government of the United States, municipal securities, annuities, currencies and commodities, commercial paper, banker acceptances, and bank certificates of deposit.

Restrictions on Personal Trading Activity

Excessive trading by employees is discouraged and will be documented by Compliance and any issues identified will be presented to Senior Management.

Under no circumstances may any Employee effect a transaction in his or her personal account or in another Employee’s account while either in possession of material non-public information (MNPI) regarding the financial instrument and/or issuer that is the subject of the transaction, or with knowledge that a Client account is engaging, or likely to engage on the same day, in a similar transaction in the same instrument. Employees may reference the Company’s Restricted List for a complete list of issuers the Company has access to MNPI. If an employee holds a position that is subsequently placed on the Restricted List, employees are prevented from closing out the position until the issuer is removed from the list.

Employees are also restricted from trading issuers where the Company has filed under Section 13D (Company owns more than 5%) or Section 16A (Company owns more than 10%). Compliance will maintain a complete list of restricted issuers under this rule.

Employees are prohibited from trading in any firm holding, excluding ETFs, that is in conflict with the Company’s position. Conflicting positions misalign employee interests with investor interests. For example, employees are not allowed to go long in a security if the Company is currently short in an account nor shall they short a security if the company is currently long the security in an account.

All employees are prohibited from violating any rule, regulation, or law while trading in their personal accounts. Highland employees are expected to live up not only to the letter of the law but also to the ideals of the Company.

Blackout Periods for Reportable Securities

Without the prior approval of the Chief Compliance Officer or his designee, no employee may directly or indirectly acquire or dispose of a beneficial ownership interest in a Reportable Security other than during the first 7 calendar days of February, May, August, November and during the seven calendar days commencing on December 15th and ending on December 21st each year. No Employee may directly or indirectly acquire or dispose of a beneficial ownership in a Reportable Security, with the exceptions of ETFs, when the Company has a pending transaction for an asset of the same issuer or its wholly owned affiliate. In the event the Chief Compliance Officer permits an employee trading a firm holding, such employee trade may not be effected until the seventh calendar day after the Company’s most recent transaction in the assets of that issuer. For example, if the Company purchases any part of IBM’s capital structure on Calendar Day 1 (loans, bonds, or equity), on Calendar Day 6 an employee may not trade in IBM but on Calendar Day 7 the Employee may enter such a trade if the Company did not enter a trade in IBM on Calendar Day 6 and has no open orders on Calendar Day 7.

Employees will not be restricted from (i) exercising a call/put option position or otherwise covering an option position in their personal trading accounts prior to expiration as long as the original option position was approved through PTS, (ii) toggling elections within the Company’s 401(k) plan, or (iii) investing in Funds managed by the Company or its affiliates (subject to applicable investor eligibility restrictions).

Front Running

All Employees are prohibited from front running. The SEC states “front-running occurs when a person trades in advance of his or her client in order to take advantage of changes in the market price of a security that will be caused by that client’s trade.” The Company generally does not permit Employees to trade within seven days before a Client Account, unless subject to approval from the Chief Compliance Officer. If the seventh day falls on a weekend or holiday, the preceding business day is used.

Highland Retail Fund Trading

Employees are not allowed to trade for short term profits in any of the Retail Funds managed or sub-advised by the Company. Preclearance will be reviewed by the Chief Compliance Officer and will be subject to the same restrictions held on all other securities.

Pre-Clearance Required for Participation in IPOs

No Employee shall acquire any beneficial ownership in any securities in an initial public offering (as defined in Rule 204A-1 promulgated under the Advisers Act), for his or her account, without the prior approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction.

Pre-Clearance Required for Private or Limited Offerings

No Employee shall acquire beneficial ownership of any securities in a limited offering (as defined in Rule 204A-1 promulgated under the Advisers Act) without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction.

Pre-Clearance Required for Personal Loans Collateralized by Securities

Prior to arranging a personal loan with a financial institution, which will be collateralized by securities, an Employee must obtain the approval of the Chief Compliance Officer. If the loan is approved, the Employee must supply the Chief Compliance Officer with an email containing the following information:

(i)	The date of the transaction, the title and the number of securities involved in the transaction, the principal amount of each security, and a description of any other interest involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price at which the transaction was effected; and

(iv)	The name of the broker, dealer or bank with or through whom the transaction was effected.

Hardship Exemption

Employees may request to trade outside of permitted windows or amounts under the hardship exemption. This exemption includes, without limitation, transferring assets to a new account, raising cash for taxes due, raising cash for unanticipated personal, family or medical expenses, raising cash for a large investment, incurring losses or gains in excess of 20% on an investment, or court ordered liquidation. These and other claims under the hardship exemption will be reviewed at the discretion of the Chief Compliance Officer.

Requests for hardship exemptions must be provided to the Chief Compliance Officer in writing. The Employee is not permitted to complete any transaction unless approval has been granted.

Any and all ambiguities relating to the administration of this policy will be determined and resolved by the Chief Compliance Officer in his sole discretion.

Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer or a designee will monitor and review all reports required under the Policy for compliance with Highland’s policies regarding personal securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer may also initiate inquiries of Employees regarding personal securities trading. Employees are required to cooperate with such inquiries and any monitoring or review procedures employed by the Company. Any transactions for any accounts of the Chief Compliance Officer will be reviewed and approved by a separate member of Compliance, internal legal counsel or other designated supervisory person. All Employees are required to comply with the reporting requirements outlined in the Code of Ethics.

Reporting Requirements for Employees

Every Employee shall annually disclose their personal brokerage and third party 401(k) accounts and holdings held within those accounts. It is the Company’s policy that Employees must maintain their account with firm approved brokerage firms. Additionally, an employee may be asked to provide hard copy duplicate statements for their disclosed personal brokerage accounts.

Initial and Annual Holdings Disclosure

Every Employee must, no later than ten (10) days after becoming an Employee and after opening any additional brokerage accounts thereafter, submit a completed Securities/Futures Account Disclosure Form covering the accounts over which they have investment discretion. Employees are required to provide a copy of their most current brokerage statements (and the information must be current as of no more than 45 days prior to the reporting date), and transfer their account to one of the designated brokers approved by the Company. For the purpose of this Policy, an Employee account includes:

(i)	Any account owned by an Employee, any account owned/controlled by his or her family (including a spouse, minor child or other relative living in the same household);

(ii)	Any account, contract, understanding or other arrangement in which the Employee has a beneficial or pecuniary interest (such as a corporation, partnership, or estate in which the Employee has an interest); and

(iii)	Any account over which the Employee exercises discretionary trading control (such as an IRA, trust account or other custodian account).

Every employee must submit a completed Non-Discretionary Account Certification (attached as Appendix F) if any of their accounts include a trust or third-party managed account within ten days of opening a new account. Employees completing this form will certify that:

(i)	The employee cannot suggest purchases or sales of investments to the trustee or third-party discretionary manager;

(ii)	The employee cannot direct purchases or sales of investments in any of the trusts or third-party managed accounts; and

(iii)	The employee does not consult with the trustee or third-party discretionary manager as to the particular allocation of investments to be made in any of the trusts or third-party managed accounts.

No later thirty (30) days after the end of each calendar year, each Employee must complete an Annual Holdings Certification reflecting account holdings as of year-end. Both the Securities/Futures Account Disclosure Form and the Annual Holdings Certification at a minimum must contain the following information:

(i)	The title and type, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security and/or reportable fund in which the Employee had any direct or indirect beneficial ownership;

(ii)	The name of any broker, dealer or bank with whom the Employee maintains an account in which any securities were held for the direct or indirect benefit of the Employee; and

(iii)	The date the report is submitted by the Employee.

Securities/Futures Account Disclosure Form, Non-Discretionary Account Certification and Annual Holdings Certifications are submitted to the Chief Compliance Officer using PTS.

Quarterly Certification of Transactions

Every Employee must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly Certification of Transactions containing the following information with respect to any transaction during the quarter in a reportable security over which the Employees had any direct or indirect beneficial ownership:

(i)	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price of the reportable security at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through whom the transaction was effected;

(v)	The date the account was established; and

(vi)	The date the report is submitted by the Employee.

As part of the reporting requirements, every Employee must also, no later than thirty (30) days after the end of each calendar quarter, affirm that they have reported all Reportable Securities transactions during the period. Quarterly Certification of Transactions are submitted to the Chief Compliance Officer using PTS.

Annual Certification & Conflict of Interest Disclosure

Every Employee must, no later than 30 days following year end, or no less than annually, must complete the Annual Certification & Conflicts of Interest Disclosure. The Annual Certification & Conflicts of Interest Disclosure is submitted to the Chief Compliance Officer using PTS. The Chief Compliance Officer or his/her designee is responsible reviewing and following up on any issues identified as potential conflicts of interest on the questionnaires.

Sanction Provisions

The following details violations of the Policy and the related sanctions that may result from non-adherence to the Policy. Each violation may result in the corresponding sanction, but the Company is not limited by what is enumerated. Similarly, the Company may take disciplinary action with respect to certain violations not specifically mentioned herein. The Chief Compliance Officer has the discretion to additionally fine a violator and to call a violator before Senior Management. A violation of the Policy may result in, warnings or fines as well as additional disciplinary action up to and including termination. All penalty fines will be placed in a fund held by the Company that will be available for donations to charities approved by Senior Management.

The Company encourages any Employee who has or may have violated the Policy (or any securities law or regulation) to voluntarily bring the matter to the attention of the Chief Compliance Officer. To the extent that any such volunteered violation of the Policy is determined to have been unintentional, or to the extent that such voluntary disclosure prevented further violation of the Policy, the Chief Compliance Officer, after such consultation with Senior Management that the Chief Compliance Officer determines is necessary or advisable, shall take such factors into consideration in determining any sanction relating to such Employee actions.

Outside Business Activities and Private Transactions

All employees of Highland Capital Management, L.P. (the “Company”) are required to devote their full time and efforts to the business of the Company. In addition, no person may make use of his or her position as an employee, make use of information acquired during employment, or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between the employee’s personal interests and the interests of the Company.

To assist in ensuring that such conflicts are avoided, an employee must obtain the approval of the Chief Compliance Officer prior to:

(i)	Serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family owned businesses and charitable, non-profit and political organizations.

(ii)	Accepting a second job or part-time job of any kind or engaging in any other business outside of the Company.

(iii)	Acting, or representing that the employee is acting, as agent for a firm in any investment banking matter or as a consultant or finder.

(iv)	Forming or participating in any stockholders’ or creditors’ committee.

(v)	Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than the Company, whether as a fee, commission, bonus or other consideration such as stock, options or warrants.

Every employee is required to complete the required disclosure form via PTS and have the form approved by the Chief Compliance Officer prior to serving in any of the capacities or making any of the investments described heretofore.

The Chief Compliance Officer, in connection with approving any outside activities, may place such conditions on an approval as he deems necessary and appropriate to protect the interests of any Client. In addition, an employee must notify the Legal/Compliance Department if the employee is or believes that he or she may become a participant, either as a plaintiff, defendant or witness, in any litigation or arbitration.

Gifts and Entertainment Policy

General

The Company recognizes the value of fostering good working relationships with individuals and firms doing business or seeking to do business with the Company. To this end, subject to the guidelines below, Employees are permitted, on occasion, to accept unsolicited perishable gifts and invitations to attend entertainment events with current or prospective service providers and counterparties. When doing so, however, Employees should always act in the best interests of the Company and its Clients and should avoid any activity that might create an actual or perceived conflict of interest or impropriety in the course of the Company’s business relationships. Employees should contact the Chief Compliance Officer to discuss any offered activity or gift that they feel creates such a conflict. The Company reserves the right to prohibit the acceptance or retention of a gift or offer of entertainment, regardless of value, as it may determine in its sole discretion. In addition, the Company may reimburse certain expenses or costs paid by Employees as determined on a case by case basis.

Prior to accepting entertainment from an existing or prospective firm service provider or counterparty, Employees must notify and obtain approval from their Team Leader. All entertainment having a market value in excess of $200.00 per occurrence/item must also be pre-approved by Compliance. No gifts regardless of market value, other than unsolicited perishable items, may be accepted by Employees. To obtain approval employees must submit a Gift and Event Approval Form using PTS.

To determine approval or denial of the pre-clearance requests, the Chief Compliance Officer or his designee will consider if the gift or entertainment is of significant value and whether accepting such the gift or entertainment would create a real or potential conflict of interest. Entertainment may include such events as meals, shows, concerts, theatre events, sporting events, certain accommodations or similar types of entertainment. “Entertainment” also includes in-town and out-of-town trips and seminars where the service provider or counterparty offers to pay for items such as lodging, airfare, meal and/or event expenses. No gift or entertainment may be accepted or given, however, regardless of value, that is intended to influencing, or has the likelihood of influences, any business decision or relationship of the Company.

Entertainment

“Entertainment” includes events such as meals, shows, concerts, theatre events, sporting events, or similar types of entertainment.

(i)	The applicable current or prospective service provider or counterparty must accompany Employees to all Entertainment.

(ii)	Entertainment may be provided for Employees and their immediate family members.

(iii)	Employees must pay for all air transportation, which may be reimbursed by the Company in its sole discretion.

(iv)	Despite the actual dollar value, the cost of the entertainment should in all instances be reasonable under the circumstances.

(v)	Employees may not request to attend particular entertainment events.

Gifts

“Gifts” include all items received from a service provider or counterparty, as well as tickets to an event that is not attended by the grantor, which is prohibited.

(i)	Only unsolicited perishable gifts are permitted. Alcoholic beverages are not considered perishable for Compliance purposes.

(ii)	If a non-perishable gift is received, the Employee must return the gift to the grantor or donate the gift to charity. If the Employee elects to donate the gift to charity:

(a)	The gift must be forwarded to the Employee’s respective administrative assistant.

(b)	The non-perishable item will be donated to a local charitable organization (e.g. Goodwill or the Salvation Army).

(c)	Evidence of the donation must be submitted to Compliance.

(d)	No charitable tax deduction can be taken by the Company or any Employee in connection with the donation.

(iii)	Employees may not request or solicit gifts.

(iv)	No gift of cash or cash equivalents may be accepted.

(v)	Employees may not receive perishable gifts on more than two occasions annually from a specific service provider or counterparty.

Employee Provided Gifts and Entertainment

Employees may occasionally give and expense business gifts to someone doing or seeking to do business with the Advisor.

(i)	The value of such gift should be limited to approximately $150.00.

(ii)	Employees should limit entertainment and meal expenses to approximately $150.00 per attendee per event and approximately $400.00 per person per day, provided that seats at sporting events shall be permitted regardless of value.

(iii)	Employees should not give a requested business gift or entertainment.

Guiding Principles

The Company holds its Employees to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. Anti-bribery and anti-corruption statutes in the U.S. and the U.K. are broadly written, so Employees should consult with the CCO if there is even an appearance of impropriety associated with the giving or receipt of anything of value.

Business gifts and entertainment are complex topics involving strict rules and dollar limits as well as the need for good judgment. Before offering or accepting any Business Gift or Business Entertainment, it is essential that Employees are familiar with the rules, but it is equally essential that Employees exercise appropriate judgment in situations that, even if within the rules, could appear improper to an independent observer such as a regulator or member of the media.

Terms with Special Meanings

Business Entertainment.

Any meal, sporting event (whether as a spectator or participant), cultural event, or similar entertainment that an Employee and a Business Partner attend together and that one of the parties provided. Exception: Meals that are in connection with an approved training and education event or industry conference are not considered Business Entertainment.

Business Gift.

Anything of value that is given to, or accepted from, a Business Partner. It includes prizes (whether awarded by skill or chance) and any discount or rebate not generally available to the public.

Business Partner.

Any natural person who is:

(i)	A current or prospective Client, a consultant of same, or a vendor, supplier, or provider of any service to the Company.

(ii)	An employee, agent, officer, or representative of any of the above.

Government Official.

Any elected or appointed official at any level of government in any country (U.S. or non-U.S.), and any U.S. candidate for federal, state or local office. This includes any board members or personnel of a state or local retirement plan, sovereign wealth fund, or government-controlled enterprise. For purposes of this policy, the term Government Official also includes any individual who would be considered a “foreign official” under the Foreign Corrupt Practices Act (“FCPA”), including but not limited to, all officers and employees of a foreign government or any department, agency, or instrumentality thereof, as well as any board members or personnel of a state or local retirement plan, sovereign wealth fund, or government-controlled enterprise.

General Restrictions and Requirements

Prohibition Against Broker-Sponsored Entertainment.

The acceptance of any broker provided gifts, tickets or invitations to entertainment oriented events while acting as a representative of the Company is prohibited. This includes gifts of any kind as well as invitations ore tickets to any sporting events, plays, concerts, rounds of golf, charitable events, etc. If Employees elect to participate in any of these events with a broker, the Employee must consider their participation as a personal choice and they will be required to pay their own way.

Prohibition Against Giving or Receiving Cash or Cash Equivalents.

Employees must never give or accept cash or cash equivalents as a Business Gift. This includes items that can be redeemed for cash, such as checks and cash-redeemable gift cards. Gift cards or gift certificates that can be redeemed only for goods or services, and not for cash, are allowed.

Prohibition Against Solicitation of Business Gifts and Business Entertainment.

Employees must never solicit a Business Gift or Business Entertainment. If a Business Partner solicits either of these from an Employee, such request should politely be declined and reported to the CCO.

Prohibition Against Quid Pro Quo Arrangements.

Employees may never give or receive a Business Gift or Business Entertainment if there is any explicit quid-pro-quo arrangement, meaning that there is an understanding (either spoken or implicit) that the gift or entertainment is specifically linked to a certain business outcome.

Restrictions for Special Categories

Gifts and Entertainment Given to Union Officials.

Any gift or entertainment provided by Highland to a labor union or a union official in excess of $250 per fiscal year must be reported on Department of Labor Form LM-10 within 90 days following the end of the Company’s fiscal year.

Gifts and Entertainment Given to ERISA Plan Fiduciaries.

The Company is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary.

Gifts and Entertainment Given to Government Officials.

Due to various restrictions on the giving of gifts and entertainment to elected and appointed officials at any level of government and in any country, as well as any United States candidate for federal, state, or local office, all Business Gifts and Business Entertainment to be given to such Government Officials must be pre-cleared.

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. Employees must consult with the CCO, or designee, prior to providing any business gifts and/or entertainment to individuals that may be covered by the FCPA.

Political Contributions

General

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, such activities could pose compliance and business risks to an investment adviser because federal and state “pay-to-play” laws.

SEC Rule 206(4)-5 (the “Pay-to-Play Rule”) imposes restrictions on certain political contributions made by investment advisers that provide advisory services to a state or local government entity or to an investment pool in which a state or local governmental entity invests. An “investment pool” includes:

(i)	Any investment company registered under the Investment Company Act that is an investment option of a plan or program of a government entity; or

(ii)	Any company that would be an investment company under section 3(a) of the Investment Company Act but for the exclusion provided from that definition by section 3(c)(1), section 3(c)(7) or section 3(c)(11) of the Investment Company Act.

The Company currently provides advisory services to government entities and anticipates continuing to do so in the future and therefore will fall under the provisions of the Rule. Any questions regarding this rule should be directed to the Chief Compliance Officer.

Specifics of the Rule

There are three key elements of the Rule: (i) a two-year “time-out” from receiving compensation for providing advisory services to certain government entities after certain political contributions are made, (ii) a prohibition on soliciting contributions and payments, and (iii) a prohibition from paying third parties for soliciting government clients.

Two-Year “Time Out”

The Rule prohibits an Investment Adviser from receiving compensation from a “government entity” for two years after the Investment Adviser or any of its “covered associates” makes a political “contribution” to an “official” of the government entity. During the two-year “time-out” period, the Investment Adviser is only prohibited from receiving compensation from a government entity; the Investment Adviser can still provide advisory services to the government entity.

Any employee who makes a disqualifying contribution during the course of his or her employment without first clearing such contribution with Compliance may be held personally liable to the Company for any loss of fees or other damages incurred by the Company as a result of such noncompliance.

Employees Must Obtain Pre-Clearance Before Making Political Contributions

If an employee is considering making a political contribution to any state or local government entity, official, candidate, political party, or political action committee, the potential contributor must seek pre-clearance from the CCO.

Look-Back Provision

Under the Rule, when a person becomes a covered associate (including when an existing employee is transferred or promoted), the Investment Adviser must “look back” in time to that person’s prior contributions to determine whether the “time-out” provisions of the Rule apply to the Investment Adviser. If the person is involved in soliciting clients, then the Investment Adviser is required to look back two years. If the person is not involved in soliciting clients, then the Investment Adviser is only required to look back six months. The “look-back” provision is prophylactic since it bars advisers from influencing the selection process by hiring persons who have made political contributions.

Soliciting Contributions and Payments

The Rule bars an Investment Adviser and its covered associates from soliciting or coordinating: (i) contributions to an official of a government entity to which the Investment Adviser is seeking to provide investment advisory services, or (ii) “payments” to a political party of a state or locality where the Investment Adviser is providing or seeking to provide investment advisory services to a government entity.

Prohibition on Third Party Solicitation

The Rule prohibits an Investment Adviser or any of its covered associates from paying any person to solicit a government entity unless such person is (i) a “regulated person” (i.e., a registered investment adviser or broker-dealer) that is subject to prohibitions against engaging in pay-to-play practices or (ii) one of the Investment Adviser’s employees, general partners, managing members, or executive officers (although contributions by these persons may trigger the two-year time out). This provision is a change from the initial proposal, which would have completely barred the use of solicitors.

The prohibition does not extend to non-affiliated persons providing legal, accounting or other professional services in connection with specific investment advisory business that are not being paid directly or indirectly for communicating with the government entity for the purpose of obtaining or retaining investment advisory business for the Investment Adviser.

Catch-all Provision

There is a catch-all provision in the Rule that “prohibits acts done indirectly, which, if done directly, would violate the Rule.” As a result, an Investment Adviser and its covered associates are not permitted to funnel payments through third parties, including, for example, “consultants, attorneys, family members, friends or companies affiliated with the adviser as a means to circumvent the Rule.”

De Minimis Exception

The Rule has a de minimis exception for contributions to officials for whom the contributor can vote. The exception permits individual contributions up to $350 per official (per election) for whom the employee is entitled to vote. In addition, contributions that in the aggregate do not exceed $150 per election per official will not violate the Rule, even if the contributor is not entitled to vote for the official. These de minimis exceptions are available only for contributions by individual covered associates, not the Investment Adviser. Under both exceptions, primary and general elections are considered separate elections.

Returned Contributions Exception

The Rule contains an exception that will provide an Investment Adviser “with a limited ability to cure the consequences of an inadvertent political contribution to an official for whom the covered associate making it is not entitled to vote.” The exception is available for a limited number of contributions that, in the aggregate, do not exceed $350 to any one official, per election.’ The Investment Adviser must have discovered the offending contribution within four months of the date the contribution was made and, within 60 days after learning of the triggering contribution, the contributor must obtain the return of the contribution.

Exemptions

The SEC may exempt an Investment Adviser from the two-year “time out” requirement after an offending contribution is discovered when the exemption is necessary or appropriate in the public interest.

Whistleblower Policy

Purpose

This policy establishes procedures for the receipt, review, and retention of Reporting Person (defined below) complaints relating to the Adviser’s accounting, internal accounting controls, and auditing matters. The Adviser is committed to complying with all applicable accounting standards, accounting controls, and audit practices. While the Adviser does not encourage frivolous complaints, the Adviser does expect its officers, employees, and agents to report any irregularities and other suspected wrongdoing regarding questionable accounting or auditing matters. It is the Adviser‘s policy that its employees may submit complaints of such information on a confidential and anonymous basis without fear of dismissal or retaliation of any kind. This policy applies only to reports concerning Accounting Violations (as defined in Part 3 below).

The Chief Compliance Officer is responsible for overseeing the receipt, investigation, resolution, and retention of all complaints submitted pursuant to this policy.

This policy was adopted in order to:

(i)	Cause violations to be disclosed before they can disrupt the business or operations of the Adviser, or lead to serious loss;

(ii)	Promote a climate of accountability and full disclosure with respect to the Adviser’s accounting, internal controls, compliance matters, and Code of Ethics; and

(iii)	Ensure that no individual feels at a disadvantage for raising legitimate concerns.

This policy provides a means whereby individuals can safely raise, at a high level, serious concerns and disclose information that an individual believes in good faith relates to violations of the Compliance Manual, Code of Ethics, or law.

Reporting Persons Protected

This policy and the related procedures offer protection from retaliation against officers, employees, and agents who make any complaint with respect to perceived violations (referred to herein as a “Reporting Person”), provided the complaint is made in good faith. “Good faith” means that the Reporting Person has a reasonably held belief that the complaint made is true and has not been made either for personal gain or for any ulterior motive.

The Adviser will not discharge, demote, suspend, threaten, harass, or in any manner discriminate or otherwise retaliate against any Reporting Person in the terms or conditions of his employment with the Adviser based upon such Reporting Person’s submitting in good faith any complaint regarding an Accounting Violation. Any acts of retaliation against a Reporting Person will be treated by the Adviser as a serious violation of Adviser policy and could result in dismissal.

Scope of Complaints

The Adviser encourages employees and officers (“Inside Reporting Persons”) as well as non-employees such as agents, consultants and investors (“Outside Reporting Persons”) to report irregularities and other suspected wrongdoings, including, without limitation, the following:

(i)	Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Adviser;

(ii)	Fraud or deliberate error in preparation and dissemination of any financial, marketing, informational, or other information or communication with regulators and/or the public;

(iii)	Deficiencies in or noncompliance with the Adviser’s internal controls and procedures;

(iv)	Misrepresentation or false statement to or by a senior officer of the Adviser regarding any matters in violation of state and/or federal securities laws; or

(v)	Deviation from full and fair reporting of the Adviser’s financial condition.

Confidentiality of Complaint

The Chief Compliance Officer will keep the identity of any Inside Reporting Person confidential and privileged under all circumstances to the fullest extent allowed by law, unless the Inside Reporting Person has authorized the Adviser to disclose his identity.

The Chief Compliance Officer will exercise reasonable care to keep the identity of any Outside Reporting Person confidential until it launches a formal investigation. Thereafter, the identity of the Outside Reporting Person may be kept confidential, unless confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person, or disclosure is required by law, such as where a governmental entity initiates an investigation of allegations contained in the complaint. Furthermore, the identity of an Outside Reporting Person may be disclosed if it is reasonably determined that a complaint was made maliciously or recklessly.

Submitting Complaints

Inside Reporting Persons should submit complaints in accordance with the following procedures:

(i)	Complaints must be submitted in writing and mailed in a sealed envelope addressed as follows: The Chief Compliance Officer, Confidential – To be Opened Only by the Chief Compliance Officer.

(ii)	If they so desire, Inside Reporting Persons may request to discuss their complaint with the Chief Compliance Officer by indicating such desire and including their name and telephone number in the complaint.

(iii)	Inside Reporting Persons may report violations on an anonymous basis. The Chief Compliance Officer urges any employee that is considering making an anonymous complaint to strongly consider that anonymous complaints are, by their nature, susceptible to abuse, less reliable, and more difficult to resolve. In addition, employees considering making an anonymous complaint should be aware that there are significant rights and protections available to them if they identify themselves when making a complaint, and that these rights and protections may be lost if they make the complaint on an anonymous basis. Therefore, the Adviser encourages employees to identify themselves when making reports of Accounting Violations. In responding to anonymous complaints, the Chief Compliance Officer will pay due regard to:

(a)	The fairness to any individual named in the anonymous complaint;

(b)	The seriousness of the issue raised;

(c)	The credibility of the information or allegations in the complaint, with allegations that are speculative or that do not have a specific factual basis being likely to receive less credence; and

(d)	The ability to ascertain the validity of the complaint and appropriately resolve the complaint without the assistance and cooperation of the person making the complaint.

Outside Reporting Persons should submit complaints concerning violations in accordance with the following procedures:

(i)	Complaints may be submitted by e-mail or by a written letter in a sealed envelope addressed as follows: The Chief Compliance Officer, Confidential – To be Opened Only by the Chief Compliance Officer.

The Chief Compliance Officer recommends that Outside Reporting Persons use the sample Complaint Form attached to this policy when reporting Accounting Violations.

(ii)	Outside Reporting Persons are required to disclose their identity in any complaints submitted under this policy. Complaints submitted by non-employees on an anonymous basis may not be reviewed.

Investigation of Complaints

(i)	Upon receipt of a complaint, the Chief Compliance Officer (or his designated representative) will confirm the complaint pertains to a violation. Investigations will be conducted as quickly as possible, taking into account the nature and complexity of the complaint and the issues raised therein. Any complaints submitted pursuant to this policy that do not relate to a violation will be returned to the Reporting Person, unless the Reporting Person’s identity is unknown.

(ii)	The Chief Compliance Officer may enlist employees of the Adviser and outside legal, accounting and other advisors, as appropriate, to conduct an investigation of a complaint.

(iii)	The results of each investigation will be reported timely to the Chief Compliance Officer, which will then apprise the Chief Executive Officer, and prompt and appropriate remedial action will be taken as warranted in the judgment of the Chief Executive Officer or as otherwise directed by the Chief Compliance Officer. Any actions taken in response to a complaint will be reported to the Reporting Person to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

(iv)	An Inside Reporting Person who is not satisfied with the outcome of the initial investigation or the remedial action taken with respect thereto, if any, may submit directly to the Chief Compliance Officer for its review a written complaint with an explanation of why the investigation or remedial action was inadequate. An Inside Reporting Person may submit a revised complaint on an anonymous basis in his sole discretion. The Inside Reporting Person should forward the revised complaint to the attention of the Chief Compliance Officer in the same manner as set out above for the original complaint.

(v)	The Chief Compliance Officer will review the Reporting Person’s revised complaint, together with documentation of the initial investigation, and determine in its sole discretion if the revised complaint merits further investigation. The Chief Compliance Officer will conduct a subsequent investigation to the extent and in the manner it deems appropriate. The Chief Compliance Officer may enlist employees of the Adviser and outside legal, accounting and other advisors, as appropriate, to undertake the subsequent investigation. The Chief Compliance Officer or its designated representative will inform the Reporting Person of any remedial action taken in response to a Revised Complaint to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

Retention of Complaints

The Chief Compliance Officer will maintain all complaints received, tracking their receipt, investigation, and resolution. All complaints and reports will be maintained in accordance with the Adviser’s confidentiality and document retention policies.

Unsubstantiated Allegations

If a Reporting Person makes a complaint in good faith pursuant to this policy and any facts alleged therein are not confirmed by a subsequent investigation, no action will be taken against the Reporting Person. In submitting complaints, Reporting Persons should exercise due care to ensure the accuracy of the information reported. If, after an investigation, it is determined that a complaint is without substance or was made for malicious or frivolous reasons or otherwise submitted in bad faith, the Reporting Person could be subject to disciplinary action. Where alleged facts reported pursuant to this policy are found to be without merit or unsubstantiated: (i) the conclusions of the investigation will be made known to both the Reporting Person, unless the complaint was submitted on an anonymous basis, and, if appropriate, to the persons against whom any allegation was made in the complaint; and (ii) the allegations will be dismissed.

Reporting and Annual Review

The Chief Compliance Officer will submit periodic reports to the Chief Executive Officer of all complaints and any remedial actions taken in connection therewith. This policy will be reviewed annually by the Chief Compliance Officer, taking into account the effectiveness of this policy in promoting the reporting of Accounting Violations of the Adviser, but with a view to minimizing improper complaint submissions and investigations.